EXHIBIT 10.14

GREAT WHITE ENERGY SERVICES LLC

EMPLOYEE RETENTION AGREEMENT

CONFIDENTIAL

This Employee Retention Agreement (“Agreement”) is made and entered into between Great White Energy Services LLC, a Delaware limited liability company (“Great White”), and Phillip G. Lancaster (“Employee”) effective as of August 16, 2010 (the “Effective Date”).

1. Employee is currently employed by Great White as its Chief Executive Officer. Great White wishes to encourage Employee to remain with Great White through November 16, 2010, (the “Search Period”) and for a subsequent period ending November 16, 2011 (the “Continuation Period”).

2. Unless Employee’s employment is earlier terminated for Cause, by voluntary departure or by reason of death or permanent disability, the following shall apply: (a) Employee’s base salary and benefits during the Search Period shall remain as it is on the Effective Date, (b) Starting at the end of the Search Period until the end of the Continuation Period, Employee’s base salary shall be One Hundred and Twenty Thousand Dollars ($120,000.00) and Employee shall continue to receive benefits as they are on the Effective Date, and (c) at the end of the Continuation Period, Great White will, no later than thirty (30) days thereafter, pay Employee Five Hundred Thousand Dollars ($500,000.00) (a “Completion Event Payment”) subject to the limitation in Section 7 and the condition in Section 11(G) of this Agreement.

3. If prior to the expiration of the Continuation Period (1) Great White enters into an agreement with a third party buyer to convey all or substantially all of the assets, accounts or ownership of Great White to such third party, or (2) a reorganization or consolidation of Great White or its assets is undertaken as part of an initial public offering (either of (1) or (2) hereinafter referred to as a “Control Event”), Great White wishes to encourage Employee to remain with Great White through the consummation of any such conveyance, reorganization or consolidation pursuant to the Control Event (a “Control Event Closing”) and for ninety (90) days thereafter (a “Qualifying Date”) in no event shall the Qualifying Date occur after November 16, 2011. Should a Control Event Closing occur, in consideration for Employee’s continuous employment by Great White through the Qualifying Date, Great White will pay Employee Five Hundred Thousand Dollars ($500,000.00) (a “Control Event Payment”). Such payment shall be made within thirty (30) days following a Qualifying Date, subject to the limitation in Section 7 and the condition in Section 11(G) of this Agreement.

4. If prior to the end of the Continuation Period Great White terminates Employee’s employment without Cause and other than by reason of death or permanent disability, Employee will be entitled to (a) a severance payment of five hundred thousand dollars ($500,000.00) payable within sixty (60) days following the effective date of such termination (a “Severance Event Payment”), subject to the limitation in Section 7 and the condition in Section 11(G) of this Agreement; and (b) the remaining amount of unpaid base salary owed to Employee for the Continuation Period.

P. Lancaster Retention Agmt.

5. If Employee’s employment is terminated after the Effective Date by reason of death or permanent disability, Employee and/or Employee’s Beneficiary as described below will be entitled to (a) the Severance Event Payment (subject to the limitation in Section 7 below) payable within thirty (30) days following the effective date of such termination; and (b) the remaining amount of unpaid base salary owed to Employee for the Continuation Period. Any payment which becomes payable after the death of Employee shall be paid first to Employee’s Primary Beneficiary and if such Primary Beneficiary does not survive Employee to Employee’s Contingent Beneficiary. As used in this Agreement, Employee’s Primary Beneficiary and Contingent Beneficiary shall mean the persons designated as such by Employee pursuant to a Designation of Beneficiary Form provided by Great White and executed by Employee pursuant to procedure established by Great White. At any time prior to Employee’s death, Employee may change the Designation of Beneficiary or, contingent Beneficiary by filing a properly executed Beneficiary Designation Form with Great White which meets the requirements hereof. For purposes of this Agreement, Employee shall be deemed to be permanently disabled only if the Employee is eligible for long-term disability benefits under the Great White Basic Life with Accidental Death & Dismemberment Policy.

6. In the event Great White terminates Employee’s employment for Cause neither Employee nor any Beneficiary of Employee will be entitled to any payment not yet payable under this Agreement.

7. For the purposes of this Section 7 and Sections 10 and 11(A) below, a Completion Event Payment, Control Event Payment and Severance Event Payment are together referred to as an “Event Payment.” Notwithstanding anything to the contrary in this Agreement, under no circumstances shall Employee (together with any Beneficiary of Employee, if applicable) ever be entitled to more than one Event Payment under this Agreement (in other words, the total amount payable by Great White for all Event Payments combined is limited to Five Hundred Thousand Dollars ($500,000.00)).

8. Any payments due under Sections 2(c), 3, 4 or 5 above shall paid to Employee (or any Beneficiary of Employee, if applicable) as a lump sum, less appropriate deductions and/or withholdings, pursuant to the Company’s customary human resource and employee payroll practices.

9. This Agreement is not a contract of employment. No provision of this Agreement shall be construed to affect the employment-at-will relationship between Great White and Employee. The employment relationship may be terminated at any time by either Great White or Employee, whether for Cause, without Cause or otherwise.

10. Solely for the purpose of establishing Employee’s rights to an Event Payment, “Cause” as a basis for termination of Employee’s employment shall mean (a) Employee’s conviction of any criminal violation involving dishonesty, fraud or moral turpitude; (b) Employee’s failure to comply with reasonable directives of the Company that result in material injury to Great White; or (c) Employee’s material breach of any term or provision of this Agreement.

2

P. Lancaster Retention Agmt.

11. Miscellaneous Provisions.

(A)

Employee and Great White expressly agree that any Event Payment made pursuant to this Agreement is in addition to any other benefits or compensation to which Employee may be entitled by reason of employment with Great White as provided for in this Agreement.

(B)

This Agreement shall be governed by and construed in accordance with the laws of the State of Oklahoma. The parties agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated only in state and federal courts located within the County of Oklahoma, State of Oklahoma.

(C)

Great White may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as required by law, government regulation or ruling and payment may be made pursuant to the direct deposit arrangement between Employee and Great White in effect as of the payment date.

(D)

This Agreement may not be amended or modified except by a writing signed by both Great White and Employee which specifically states that it is intended to amend or modify this Agreement. A waiver, modification or amendment by a party shall only be effective if (a) it is in writing and signed by the parties, (b) it specifically refers to this Agreement and (c) it specifically states that the party, as the case may be, is waiving, modifying or amending its rights hereunder. Any such amendment, modification or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.

(E)

This Agreement constitutes the entire agreement and understanding of Great White and Employee in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among Great White and Employee, written or oral, to the extent they relate in any way to the subject matter hereof, with the exception that any bonus to which Employee is or becomes entitled to under his agreements with Great White dated August 9, 2007, including without limitation the bonus earned from June 1, 2009 through June 30, 2010 with a balance as of the Effective date in the amount of $320,000 to be delivered to Employee in payments of $30,000 for the next ten months and a final payment of $20,000 on the eleventh month, shall be payable in accordance with such agreements notwithstanding anything in this Agreement to the contrary.

(F)

The existence, terms, and conditions of this Agreement are and shall be deemed to be confidential and shall not be disclosed by Employee to any other person or entity except as may be required by law and except that Employee may disclose the terms of the Agreement with his spouse, attorney and accountant (as to whom Employee shall relay the instant confidentiality requirement and for whom Employee shall be responsible for any disclosure by them). Employee further agrees not to solicit or initiate any demand by others not party to this Agreement for any disclosure of the existence, terms, and conditions of this Agreement.

3

P. Lancaster Retention Agmt.

(G)

In exchange for and as a condition to receiving any Event Payment under this Agreement, upon termination of employment for any reason, with or without Cause, Employee shall execute a Release Agreement in the form of Exhibit “A” attached.

IN WITNESS WHEREOF, the parties have executed this on the 16th day of August, 2010.

EMPLOYEE

/s/ PHILLIP G. LANCASTER
Phillip G. Lancaster

GREAT WHITE ENERGY SERVICES LLC

/s/ MIKE LIDDELL
By: Mike Liddell

4

Exhibit “A”

to Employee Retention Agreement dated August     , 2010

AGREEMENT AND GENERAL RELEASE

On this      day of                     , 201     Great White Energy Services LLC (the “Company”) and Phillip G. Lancaster (“Employee”), enter into this AGREEMENT AND GENERAL RELEASE (“Agreement”) in connection with the termination of the Employee’s employment with the Company. The Company and Employee agree to the terms and conditions set forth below. Employee acknowledges that he was provided with a copy of this Agreement on                     , 201    , that he has had twenty-one (21) days from his receipt of this Agreement to consider it, and that he has been advised that if he wishes to enter into this Agreement, he may accept this Agreement by signing it and returning it to Randy Holder, the Company’s General Counsel, prior to the expiration of such twenty-one (21) day period. Employee further acknowledges that he has been advised that following his execution of this Agreement, he has the right to revoke this Agreement for a period of seven (7) days by providing written notice to Randy Holder. In the event that Employee executes this Agreement within the twenty-one (21) day acceptance period and does not revoke the Agreement within the seven (7) day revocation period, the effective date of this Agreement shall be the eighth (8th) day after Employee signs the Agreement (the “Effective Date”).

1. Employee’s employment with the Company was terminated effective as of                     , 201     (the “Termination Date”).

2. Provided that Employee has accepted and not revoked his acceptance of this Agreement or is not in material breach of this Agreement as described in paragraph 5(f) below (a) the Company will pay the Company’s portion of the cost of continued medical coverage (if any) for Employee on the current terms of such coverage through the end of the month that includes the Termination Date, and (b) Employee shall have the right to continue medical and dental insurance benefits at the sole expense of Employee under COBRA.

3. Employee hereby agrees and acknowledges that the payment of the consideration provided for in paragraph 2 and any Event Payment under the Employee Retention Agreement between Employee and Company dated August     , 2010 is in full satisfaction and discharge of any and all of the Company’s liabilities and obligations to Employee, including, without limitation, any agreements, written or oral, between Employee and the Company.

4. In exchange for the consideration described in this Agreement, Employee for himself and for his heirs, executors, administrators, trustees, legal representatives and assigns (collectively, “Releasors”), hereby forever releases and discharges the Company, its Clients (as defined below), its past or present parent companies, shareholders, subsidiaries, affiliates, successors and assigns and any of its or their past or present directors, officers, members, attorneys, agents, trustees, administrators, employees, or assigns (whether acting as agents for the Company or in their individual capacities) (collectively, “Releasees”) from any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law, statutory, federal, state, local, or otherwise), whether known or unknown, by reason of any act, omission, transaction or occurrence which Releasors ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the Effective Date. “Clients” shall mean the clients and accounts managed or served by the Company, and “Client” shall mean any such client or account.

Without limiting the generality of the foregoing, Releasors hereby release and discharge Releasees from:

(i) any and all claims relating to Employee’s employment by the Company, the terms and conditions of such employment, and the employee benefits related to his employment and/or his separation from such employment;

(ii) any and all claims of employment discrimination and/or retaliation under any federal, state or local statute or ordinance, to the fullest extent provided by law, any and all claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act;

(iii) any public policy, contract, tort, or common law obligation; and

(iv) any and all claims for attorney’s fees, costs, disbursements and the like which Releasors ever had, now have or hereafter can, shall or may have against Releasees for, upon or by reason of any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement.

5.(a) Employee agrees that, except as otherwise required by law, he will not, at any time hereafter, commence, maintain, prosecute, participate in as a party, or permit to be filed by any other person on his behalf, any action or proceeding of any kind, judicial or administrative (on his own behalf and/or on behalf of any other person and/or on behalf of or as a member of any alleged class of person) in any court or agency against the Company, its Clients or any of its past or present parent companies, shareholders, subsidiaries, divisions, affiliates, employee benefit plans, successors and assigns (collectively, “Related Entities”) and any of its or their past or present directors, officers, agents, trustees, administrators, attorneys, employees or assigns (collectively, “Related Persons”) with respect to any act, omission, transaction or occurrence up to and including the date of the execution of this Agreement. Employee further represents that he has not commenced, maintained, prosecuted, or participated in any of the above-described events.

Employee further confirms Employee has no known workplace injuries or occupational diseases. Employee further confirms Employee has received or been paid for all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Employee, except as provided in this Agreement. Employee specifically confirms that Employee has been paid all monies owed and granted any leave requested under the Family and Medical Leave Act.

Employee further affirms that Employee has not been retaliated against for reporting any allegations of wrongdoing by the Company or its officers.

(b) The existence, terms, and conditions of this Agreement are and shall be deemed to be confidential and shall not be disclosed by Employee to any other person or entity except as may be required by law and except that Employee may disclose the terms of the Agreement with his spouse, attorney and accountant (as to whom Employee shall relay the instant confidentiality requirement and for whom Employee shall be responsible for any disclosure by them). Employee further agrees not to solicit or initiate any demand by others not party to this Agreement for any disclosure of the existence, terms, and conditions of this Agreement.

(c) Employee agrees that he will not engage in any conduct that is injurious to the reputation and interest of the Company or any of its Related Persons or Related Entities, including.

(d) Employee represents and warrants that at the Termination Date he provided the Company with all Company and Client property in his possession, including, without limitation, keys and corporate credit cards, computer passwords of which he has knowledge, records to which he has access, any information belonging to the Company in any tangible form (any documents, memoranda and/or files, faxes, and any means of data storage such as computer disks, CD ROMS, etc.), and/or equipment, identification cards, books, notes, etc. The determination as to whether Employee has so provided such Company property rests solely with the Company.

(e) Employee agrees and acknowledges that he remains bound under the terms of any agreement with the Company or its affiliates relating to non-competition and the use or disclosure of confidential information.

(f)

6. Employee agrees to cooperate with the Company and its counsel in connection with any investigation, administrative proceeding or litigation relating to any matter in which he was involved or of which he has have knowledge as a result of his employment by the Company. Such cooperation shall include, without limitation, meeting with the Company or its counsel and appearing as a witness at any deposition, hearing, trial or other proceeding in any such action as and to the extent requested by the Company, provided he is compensated for his time spent preparing and attending such proceedings, in a fair and reasonable amount.

7. The making of this Agreement is not intended, and shall not be construed, as an admission that the Company or its Related Entities or Related Persons have violated any federal, state or local law (statutory or decisional), ordinance or regulation, breached any contract or committed any wrong whatsoever.

8. Employee acknowledges that: (a) he has carefully read this Agreement in its entirety; (b) he has had an opportunity to consider fully the terms of this Agreement; (c) he has been advised by the Company in writing to consult with an attorney of his own choosing in connection with this Agreement; (d) he fully understands the significance of all of the terms and conditions of this Agreement; (e) he has discussed it with his independent legal counsel, or has had a reasonable opportunity to do so; (f) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; (g) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and condition contained herein; (h) Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original consideration period; (i) as of the date of execution of this Agreement he is forty (40) years of age or older; and (j) Employee confirms Employee has been given at least twenty-one calendar days to consider this Agreement and been informed that Employee should consult with an attorney prior to execution of this Agreement.

9.(a) This Agreement represents the complete understanding between the parties and supersedes any and all prior agreements and/or understandings between the parties, whether written or oral, except as specified herein.

(b) Notwithstanding the previous paragraph, Employee acknowledges that he continues to be bound, to the extent applicable, by the provisions and provisions of any agreement referenced in paragraph 5(e) hereof.

10. This Agreement shall be construed and enforced in accordance with the substantive laws of the State of Oklahoma. Except for Claims (as defined below) that are governed by arbitration, Employee and the Company (a) consent to the exclusive jurisdiction of the state and federal courts located in the State of Oklahoma for the resolution of any dispute regarding or arising out of this Agreement, (b) agree not to commence any action or proceeding related hereto except in such court, and (c) irrevocably waive any objection to the venue of such action or proceeding in any such court and irrevocably waive any Claim that such action has been brought in an inconvenient forum.

11. If, at any time after the date of the execution of this Agreement, any provision of this Agreement shall be held to be illegal, void or unenforceable by a court of competent jurisdiction, such provision shall be of no force and effect. However, the illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement; provided that, upon a finding by a court of competent jurisdiction that the General Release executed by Employee is illegal and/or unenforceable, this Agreement will be voidable at the discretion of the Company.

12. This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

13. The parties agree that this Agreement may only be used as evidence in a subsequent proceeding in which any of the parties allege a breach of this Agreement or seeks to assert a right under this Agreement. The parties further agree that this Agreement shall not be filed with a court or used for any other purpose.

14. Employee agrees to arbitrate any and all disputes, claims, or controversies (“Claims”) against the Company any and all related or affiliated entities, and all current and former owners, partners, officers, directors, employees, agents, successors and assigns including those arising out of or relating to Employee’s Employment, the cessation of Employment or any other dispute, including any Claim that could have been presented to or could have been brought before any court. Because this dispute-resolution provision is intended to resolve all Claims between the

Company and Employee (other than as identified in subsection 14(F) below), the Company reciprocally and in consideration hereof shall initiate or participate in arbitration regarding any matter covered by this Agreement or any dispute with Employee (unless otherwise stated in a superseding written agreement that explicitly limits the obligation to arbitrate). Employee and the Company also agree:

A. To waive the right to a jury trial, even for Claims that are not subject to arbitration under this Agreement;

B. That the decision or award of the arbitrator shall be final and binding upon the parties. The arbitrator shall have the power to award any type of legal or equitable relief available in a court of competent jurisdiction including attorneys’ fees, to the extent such damages are available under law. Because any arbitral award may be entered as a judgment or order in any court of competent jurisdiction, any relief or recovery to which Employee may be entitled upon any Claim (including those arising out of employment, cessation of employment, or any Claim of unlawful discrimination) shall be limited to that awarded by the arbitrator;

C. That the arbitration shall be conducted in Oklahoma County, Oklahoma by a single arbitrator in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association;

D. That any Claim for arbitration will be timely only if brought within the time in which an administrative charge or complaint would have been filed if the Claim was one which could be filed with an administrative agency. If the arbitration Claim raises an issue which could not have been filed with an administrative agency, then the Claim must be filed within the time set by the appropriate statute of limitation;

E. That this Agreement includes Claims under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964; the Fair Labor Standards Act; the Americans with Disabilities Act of 1990; Section 1981 through 1988 of Title 42 of the United States Code; the Oklahoma Fair Employment Practices Act; the Family Medical Leave Act; the Civil Rights Act of 1866; the Civil Rights Act of 1991; the Older Worker Benefit Protection Act; the Pregnancy Discrimination Act of 1978; the Equal Pay Act; the Veterans Re-Employment Rights Act; the Worker Adjustment and Retraining Act of 1988; the Occupational Health and Safety Act; the Rehabilitation Act of 1973; the Oklahoma Worker’s Compensation Act or any other law or cause of action; and, any other federal, state, or local law, ordinance or regulation, or based on any public policy, contract, tort, or common law or any Claim for costs, fees, or other expenses or relief, including attorney’s fees. It also includes Claims for theft or misuse of trade secrets, breach of non-competes, and unfair competition; however, at Employee’s or the Company’s option, Claims for immediate injunctive relief (as opposed to Claims for monetary damages or permanent injunctive relief) under such causes of action may be brought in court as well as or instead of in arbitration. Employee cannot be a class representative or a member of a class with respect to any dispute he/she may have against the Company because his or her personal Claim is subject to arbitration. All Claims and defenses which could be raised before a government administrative agency or court must be raised in arbitration and the arbitrator shall apply the law accordingly;

F. That the only Claims not covered by the provision here of with respect to arbitration are Claims: (i) for workers’ compensation benefits; (ii) for unemployment compensation benefits; (iii) for immediate injunctive relief for improper use or disclosure of confidential information, breach of non-competes, or unfair competition, which Claims may, at Employee’s or the Company’s election, be brought in court and/or in arbitration; (iv) based upon any stock option plan, employee benefits and/or welfare plan that contains an appeal procedure or other procedure for the resolution of disputes under the plan; (v) for violation of the National Labor Relations Act; (vi) brought by federal, state, or local governmental officials in criminal court against Employee or the Company; and, (vii) already filed with a court or government agency before execution of this Agreement.

Having elected to execute this Agreement, to fulfill the promises set forth herein, and to receive thereby the consideration set forth in paragraph 2 above, Employee freely and knowingly, and after due consideration, enters into this Agreement intending to waive, settle and release all claims Employee has or might have against the Company, the Company’s past or present parent companies, shareholders, subsidiaries, affiliates, successors and assigns and any of its or their past or present directors, officers, members, attorneys, agents, trustees, administrators, employees, or assigns.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date(s) set forth below:

GREAT WHITE ENERGY SERVICES LLC

By:
Name:	Date:
Title:
Date:

STATE OF OKLAHOMA)
) ss.:
COUNTY OF OKLAHOMA)

On this day before me personally came Phillip G. Lancaster, known to me to be the person described in and who executed the foregoing Agreement and General Release, and who duly acknowledged to me that he executed the same.

Notary Public